SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: December 31, 2009

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33-03275	87-0431533
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

4766 Holladay Blvd.
               Holladay, Utah 84117
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (801) 273-9300

Item 3.02 Unregistered Sale of Equity Securities

Effective December 31, 2009, various creditors of the Company converted approximately $1.9 million in debt to equity of the Company.  The conversion rate was approximately $.000 per share.  As a result of the conversion, the Company issued approximately 25.5 million shares of restricted common stock.  The Company believes the conversions are exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933 (as amended), as a private transaction not involving a public offering.

Item 5.01 Changes in Control of Registrant

In December 2009, the Company appointed Michael Campbell to the Board of Directors and to serve as the Company’s CEO and President.  Mr. Jeff Hanks resigned as President and continues as a Director and CFO.  See Item 5.02 below.

Due to Company’s conversion of debt, the Company’s former president is no longer the controlling shareholder.  The issuance of restricted shares pursuant to the debt conversions resulted in a broader ownership of the Company’s equity securities.  Consequently, no one person or entity owns more than twenty percent of the Company’s common stock. Management does anticipate any changes in controlling ownership of the Company in the near future.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Following conversion of debt, the Company appointed Michael Campbell to the Board of Directors and to serve as the Company’s CEO and President.  Mr. Campbell will serve in those positions until resignation or replacement.  Mr. Jeff Hanks resigned as President, but continues as a Director and CFO.

Mr. Campbell, age 53, has served as the managing director of both M1 Advisors LLC and M1 Capital Group Ltd., since founding those companies in 2002 and 2004, respectively. M1 Advisors LLC and M1 Capital Group Ltd. are business advisory and merchant banking firms that provide growth capital and financial advisory services to high-growth companies in emerging markets. Mr. Campbell has over 27 years of experience founding, financing, building and operating high-growth companies worldwide.  Mr. Campbell owns two million shares of the Company’s common stock.

Item 8.01 Other Events

On or about December 4, 2009, the Company issued a press release indicating the decision to move in a new business direction.  The Company had, for many years, worked towards restructuring its debt and equity with the hope of continuing work in the internet industry which was the basis of most operations.  The Company is now pursuing opportunities in the gold mining industry, with emphasis on opportunities in South America.  Though several packages have been reviewed and rejected by the Company, research and investigation of mining opportunities continues.  Additionally, though no decisions have been made with regards to specific properties or projects, the Company currently anticipates entering into a preliminary agreements during the first quarter of 2010.

The Company is working on arrangements for in infusion of private capital.  There is no guarantee that the Company will be successful in developing any business opportunities or acquiring any operational capital.

Any investment in the Company is a highly speculative investment and should only be made by those investors who are capable of bearing the risk of losing the entire value of their investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Date: January 6, 2010	By	/s/ Michael Campbell
Michael Campbell
President